Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 27, 2021

FOR IMMEDIATE RELEASE

For more information, contact:
Chevis C. Swetman, President and CEO
228-435-8205
cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS

RESULTS FOR THE FOURTH QUARTER OF 2020

BILOXI, MS (January 27, 2021)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the fourth quarter ending December 31, 2020.

Net income for the fourth quarter of 2020 was $665,000 compared to a net loss of $4,262,000 for the third quarter of 2020 and net income of $1,126,000 for the fourth quarter of 2019. The earnings per weighted average common share for the fourth quarter of 2020 was $0.14 compared to earnings per weighted average common share of $0.23 for the fourth quarter of 2019. Per share figures are based on weighted average common shares outstanding of 4,878,557 and 4,943,186 for the quarters ended December 31, 2020 and 2019, respectively.

Primarily due to a net loss of $4,262,000 for the third quarter, the company incurred a net loss of $2,751,000 for the year ended December 31, 2020 compared to net income of $1,679,000 for the year ended December 31, 2019. The loss per weighted average common share for the year ended December 31, 2020 was $0.56 compared to earnings per weighted average common share of $0.34 for the year ended December 31, 2019. Per share figures are based on weighted average common shares outstanding of 4,893,151 and 4,943,186 for the years ended December 31, 2020 and 2019, respectively.

Results for 2020 were significantly impacted by a provision for loan losses of $4,551,000 during the third quarter of 2020. This provision, which was not related to COVID-19, was the result of specific events impacting one customer whose loans had been on nonaccrual.

Also impacting the company’s financial performance in 2020 was an increase in non-interest income, including gains on the sale of securities, a gain on the sale of banking house and a gain from the redemption of death benefits on bank owned life insurance. Additionally, the company’s non-interest expense decreased during 2020 as strategies to reduce certain costs continue to be implemented.

“We are encouraged by the return to profitability in the fourth quarter of 2020.” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “Bank management has focused on reducing non-performing assets. The results of these efforts are the decrease in nonaccrual loans from $9,266,000 at December 31, 2019 to $3,027,000 at December 31, 2020 and the decrease in other real estate from $7,453,000 at December 31, 2019 to $3,475,000 at December 31, 2020. These efforts to improve the financial position of the bank will continue in the coming quarters.”

The company’s capital maintains its position as one of the highest in the Southeast United States. The company’s primary capital ratio was 15.62% and 16.27% at December 31, 2020 and 2019, respectively. The company’s book value per share was $19.45 and $19.24 at December 31, 2020 and 2019, respectively.

Peoples Financial Corporation also announced that its Board of Directors, at its regularly scheduled meeting held on January 27, 2021, adopted a new strategic plan for the company, and pursuant to that strategic plan approved certain amendments to its bylaws. The strategic plan approved by the company’s Board of Directors was the culmination of a 2-year process that began in 2019 and received input from all levels of management and executive management within the company and its subsidiary. In the plan, as adopted, the Peoples Bank, reaffirms the mission and values of the company and the bank, identifies its desired strategic positioning, sets goals with respect to loan growth, deposit growth, overhead reduction, employee retention, profitability, and succession planning, and establishes targeted tasks to be pursued in furtherance of those goals. Information outlining these goals and related matters will be disclosed in the company’s 2020 annual report.

Also as part of its January 27, 2021, meeting, the Board of Directors of Peoples Financial Corporation approved amendments to its bylaws to remove a provision addressing cumulative voting, revise the company’s procedures with respect to stockholder proposals or nominations and notices required therefor, define the tenure and qualifications for the company’s Board of Directors, allow for electronic notices of meetings for the Board of Directors as well as electronic actions taken without a meeting, establish standing committees for the company and define their duties, and update the provisions providing for indemnification and exculpation of officers and directors of the company under certain circumstances as allowed by the Mississippi Business Corporation Act and other applicable law. These amendments were approved following recommendations made by the Company’s audit committee, who was tasked by the Board of Directors with finalizing the strategic plan for approval by the Company and making recommendations to the Board of Directors with respect to certain governing document revisions advisable to allow the Company to implement the strategic plan.

Founded in 1896, with $668 million in assets as of December 31, 2020, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net interest income	$4,519	$4,393	$17,727	$17,682
Provision for loan losses	54	(169)	6,002
Non-interest income	1,638	1,579	7,251	6,367
Non-interest expense	5,438	5,015	21,727	22,370
Net income (loss)	665	1,126	(2,751)	1,679
Earnings (loss) per share	.14	.23	(.56)	.34

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Allowance for loan losses, beginning of period	$4,401	$4,383	$4,207	$5,340
Recoveries	10	73	194	195
Charge-offs	(39)	(80)	(5,977)	(1,328)
Provision for loan losses	54	(169)	6,002
Allowance for loan losses, end of period	$4,426	$4,207	$4,426	$4,207

ASSET QUALITY	December 31,
	2020	2019
Allowance for loan losses as a
percentage of loans	1.59%	1.56%
Loans past due 90 days and
still accruing
Nonaccrual loans	3,027	9,266

PERFORMANCE RATIOS	December 31,
	2020	2019
Return on average assets	(0.43% )	0.28%
Return on average equity	(2.90% )	1.84%
Net interest margin	2.99%	3.23%
Efficiency ratio	114%	93%
Primary capital	15.62%	16.27%

BALANCE SHEET SUMMARY	December 31,
	2020	2019
Total assets	$668,026	$594,702
Loans	278,421	268,949
Securities	260,560	253,314
Other real estate (ORE)	3,475	7,453
Total deposits	550,498	476,143
Shareholders' equity	94,866	95,123
Book value per share	19.45	19.24
Weighted average shares	4,893,151	4,943,186